Exhibit 10.2

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement (“Agreement”) is made as of March 6, 2024, between ATLANTIC UNION BANK (“Lender”) and RGC MIDSTREAM, LLC (“Borrower”), and joined by RGC RESOURCES, INC. (“Guarantor”) and provides as follows:

The Borrower has previously executed and delivered to the Bank a promissory note dated November 1, 2021, in the original principal amount of $8,000,000.00, as amended by letter dated June 5, 2023, between Lender and Borrower (the “Note”), and the parties desire to modify certain terms of the Note, as stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived under this Modification Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower, Guarantor and Bank agree as follows:

1.      Despite anything in the Note to the contrary, no payment of principal of the Note will be due on April 1, 2024, July 1, 2024, October 1, 2024, or January 1, 2025. On each April 1, July 1, October 1, and January 1, commencing April 1, 2025, Borrower shall pay an installment of principal in the amount of $400,000.00. On January 1, 2028, the entire indebtedness evidenced by the Note, including all outstanding principal and accrued but unpaid interest, shall be due and payable.

2.      This Agreement is made a part of, and amends, the Note and is not a novation of the Note. As amended by this Note Modification Agreement, the Note is ratified and confirmed and deemed to be in full force and effect.

3.      Except as expressly modified by this Agreement, the terms and provisions of the Note and related documents are ratified and confirmed and shall continue in full force and effect. Borrower represents and warrants that such loan documents and this Agreement shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

4.      Guarantor acknowledges the terms of this Agreement and reaffirms its obligations under the Guaranty. Guarantor acknowledges and agrees that the Guaranty remains in full force and effect, without defense, offset, or counterclaim, and that the Guaranty applies to the obligations under the Note as amended by this Agreement. Although Guarantor has been informed of the terms of this Agreement, Guarantor understands and agrees that Lender has no duty to so notify Guarantor or to seek from Guarantor this or any future acknowledgment, consent or reaffirmation, and nothing contained in this Agreement shall create or imply any such duty as to any transactions, past or future.

5.      This Agreement represents the entire expression of the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Note Modification Agreement as of the day first above written.

Remainder of page intentionally left blank. Signature pages follow.

ATLANTIC UNION BANK

By:	/s/Aaron Metrick
Name:	Aaron Metrick
Title:	Senior Vice President

RGC MIDSTREAM, LLC

By:	/s/ Paul W. Nester
Name:	Paul W. Nester
Title:	President

By:	/s/ Timothy J. Mulvaney
Name:	Timothy J. Mulvaney
Title:	Vice President, Treasurer and Chief Financial Officer

RGC RESOURCES, INC.

By:	/s/ Paul W. Nester
Name:	Paul W. Nester
Title:	President

By:	/s/ Timothy J. Mulvaney
Name:	Timothy J. Mulvaney
Title:	Vice President, Treasurer and Chief Financial Officer

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